     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2001

                                                      REGISTRATION NO. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                DOUBLECLICK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

                   DELAWARE                                      13-3870996
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 683-0001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------
                                 KEVIN P. RYAN
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 683-0001
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OR AGENT FOR SERVICE)
                              -------------------
                                    COPY TO:

                                SCOTT L. KAUFMAN
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 581-1600
                              -------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                             PROPOSED
                                                              MAXIMUM            PROPOSED
                                                AMOUNT       AGGREGATE            MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES          TO BE      OFFERING PRICE        AGGREGATE         REGISTRATION
             TO BE REGISTERED                 REGISTERED    PER SHARE(1)     OFFERING PRICE(1)          FEE
--------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value per share...    2,500,000      $10.34            $25,850,000          $6,462.50
===============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low sale prices reported on the Nasdaq National Market for DoubleClick's common stock on April 4, 2001.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 5, 2001

PRELIMINARY PROSPECTUS                                               FILE NUMBER

PROSPECTUS

                                2,500,000 Shares

                               [DoubleClick Logo]

                                  Common Stock

                              -------------------

    This prospectus relates to the public offering, which is not being underwritten, of 2,500,000 shares of our common stock, par value $0.001 par value per share, and the registration of these shares of our common stock for resale by shareholders of FloNetwork Inc. ('FloNetwork'). We will deliver our common stock when:

     the holders of exchangeable shares of our indirect non wholly-owned subsidiary Thunderball Acquisition II Inc., a Nova Scotia limited liability company ('Newco II'), exchange their exchangeable shares for our common stock;

     our indirect wholly-owned subsidiary Thunderball Acquisition I Inc., a Nova Scotia limited liability company and parent of Newco II ('Newco I'), redeems the holders' exchangeable shares for our common stock in the event of Newco I's exercise of its redemption call right, the liquidation of Newco II or us or the insolvency of Newco II; or

     we redeem the holders' exchangeable shares for our common stock in the event we exercise our overriding call right.

    The exchangeable shares will be issued in connection with our acquisition of FloNetwork. The terms of the exchangeable shares provide that the redemption price of the exchangeable shares may be satisfied in whole or in part by the delivery of shares or our common stock.

    Our common stock is quoted on the Nasdaq National Market under the symbol
'DCLK.' On        , 2001, the last sale price of our common stock as reported on
the Nasdaq National Market was $       .

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED 'RISK FACTORS' IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                 The date of this prospectus is        , 2001.

                                DOUBLECLICK INC.

    Our principal executive offices are located at 450 West 33rd Street, New York, New York 10001. Our telephone number is (212) 683-0001.

    We provide the infrastructure that makes marketing work in the digital world. Combining media, data and technological expertise, our products and services enable marketers to deliver the right message, to the right person, at the right time, while helping publishers maximize their revenue and build their business online.

    In 2000, we derived our revenues from three business units that share the knowledge and experience gained through working with thousands of publishers, advertisers, direct marketers and merchants every day. It is this sharing of ideas that allows us to develop innovative ways to help marketers and publishers grow their businesses online. These business units, TechSolutions, Media, and Data (consisting of Abacus and Research), tackle all facets of the digital marketing process, from pre-campaign planning, to execution, measurement and campaign refinement. Through these units we offer a broad range of media, technology, data and research products and services.

    Our patented DART (Dynamic, Advertising, Reporting and Targeting) technology is the platform for many of our solutions. The DART technology is a sophisticated targeting and reporting tool, relied upon by our customers to measure campaign performance and provide dynamic ad space inventory management. We currently serve ads for over 2,000 clients worldwide, and in December 2000 delivered approximately 63 billion targeted advertisements to Internet users worldwide.

    Our three business units are as follows:

     - DOUBLECLICK TECHSOLUTIONS. DoubleClick TechSolutions offers publishers, advertisers and merchants worldwide the industry's leading technology and service bureau solutions for their digital marketing needs. Our solutions enable Web sites to generate advertising revenue with a choice of an application service provider solution, the DART for Publishers Service, or a licensed software solution, the DoubleClick AdServer software. The DART for Publishers Service provides seamless ad delivery and inventory management services for Web sites, and allows Web publishers to offer their advertisers sophisticated targeting and reporting capabilities. We also offer advertisers and their agencies an application service provider solution, the DART for Advertisers Service. Using the DART technology, the DART for Advertisers Service enables advertisers and their agencies to increase their return on investment and to streamline the ad serving process. Through our DARTmail Service, we offer email publishers and merchants an application service provider solution for their email marketing needs.

     - DOUBLECLICK MEDIA. DoubleClick Media offers to advertisers worldwide a broad range of media purchasing opportunities to satisfy a variety of marketing objectives. DoubleClick enables publishers to outsource ad sales for their Web sites worldwide to DoubleClick's ad sales force, and to leverage the revenue generating potential of their media by joining one of DoubleClick's Web site networks. The DoubleClick Network is our flagship media product. This network established the standard for the network model of advertising on the Internet. The DoubleClick Network is a collection of highly-trafficked and branded sites on the Web. Also included in the DoubleClick Media suite of products and services are the DoubleClick Select Network, the Sonar Network, DoubleClick eMail List Services, DoubleClick MediaMatch and DoubleClick Sweepstakes. Advertisers and direct marketers buy advertising through these media marketing vehicles for sales, brand building and lead generation. DoubleClick Media uses the DART and DARTmail technologies to deliver, target and report on our customers' campaigns.

     -  DOUBLECLICK DATA. DoubleClick Data is comprised of two components:

         ABACUS. Abacus is a leading provider of information products to direct marketers, both online and offline. Abacus applies advanced statistical modeling techniques to the Abacus Alliance database of consumer purchasing behavior to help Abacus Alliance members acquire and retain customers. Based on this data modeling, Abacus identifies those consumers most likely to purchase a particular product or service, and enables its over 1,800 Abacus Alliance members to reach identified consumers by direct mail and email. Abacus performs similar statistical modeling services for the over 200 e-commerce merchant members of the Abacus Online Alliance, and enables those members to reach likely buyers through email. In addition, by combining an expertise in database analysis with our DART technology, Abacus enables e-commerce merchants and Web publishers to use our online preference marketing technology to deliver Web advertising targeted to anonymous Internet users.

         DOUBLECLICK RESEARCH. DoubleClick Research offers to advertisers, agencies and Web publishers sophisticated research about the online market and advanced campaign measurement tools and planning systems. Our targeting planning systems, including the Gutenberg Advertising System and the Kepler E-Business System, provide advertisers with market research to identify the Web sites visited by their target audience, and allow Web publishers to better define their audience. Our advertising effectiveness studies can help our clients to evaluate the performance and effectiveness of their online marketing efforts, through the use of branding-based measures. As a result of the acquisition of @plan.inc in February 2001, we significantly expanded our research capabilities.

                                  RISK FACTORS

    An investment in our company involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this prospectus, before you decide to invest in our company. If any of the following risks actually occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

                 RISKS RELATED TO OUR COMPANY AND OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

    We were incorporated in January 1996 and have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by companies in new and rapidly evolving industries, including the digital marketing industry. Our risks include:

     ability to sustain historical revenue growth rates;

     ability to manage our expanding operations;

     competition;

     attracting, retaining and motivating qualified personnel;

     maintaining our current, and developing new, strategic relationships with Web publishers;

     ability to anticipate and adapt to the changing Internet advertising and direct marketing industries;

     ability to develop and introduce new products and services and continue to develop and upgrade technology;

     attracting and retaining a large number of advertisers from a variety of industries; and

     relying on the DoubleClick networks.

    We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks. If we are unsuccessful in addressing these risks, our revenues may not grow in accordance with our business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of our stock.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES

    We incurred net losses of $4.0 million, $7.7 million, $18.0 million and $55.8 million for each of the years ended December 31, 1996 though 1999, respectively. For the year ended December 31, 2000, we incurred a net loss of $156.0 million and, as of December 31, 2000, our accumulated deficit was $265.8 million. We have not achieved profitability on an annual basis and may incur operating losses in the future. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue to achieve and maintain profitability. Although our revenue has grown in recent quarters, we cannot assure you that we will achieve sufficient revenue to achieve or sustain profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows slower than we anticipate or decreases in key business areas, or if operating expenses exceed our expectations or cannot be reduced accordingly, our business, results of operations and financial condition will be materially and adversely affected.

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM WEB SITES OF A LIMITED NUMBER OF WEB PUBLISHERS, AND THE LOSS OF THESE WEB PUBLISHERS AS CUSTOMERS COULD HARM OUR BUSINESS

    We derive a substantial portion of our DoubleClick Media revenue from ad impressions we deliver on the Web sites of a limited number of Web publishers. For the year ended December 31, 2000, approximately 17.3% of our revenue resulted from ads delivered on the Web sites of the top five Web publishers on our DoubleClick networks. Our business, results of operations and financial condition could be materially and adversely affected by the loss of one or more of the Web publishers that account for a significant portion of our revenue or any significant reduction in traffic on these Web publishers' Web sites.

    The loss of these Web publishers could also cause advertisers or other Web publishers to leave our networks or cease to use our technology services. Either result could materially and adversely affect our business, results of operations and financial condition. Typically we enter into short-term contracts with Web publishers for our offerings. Since these contracts are short-term, we will have to negotiate new contracts or renewals in the future, which may have terms that are not as favorable to us as the terms of the existing contracts. Our business, results of operations and financial condition could be materially and adversely affected by such new contracts or renewals.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY LAWSUITS RELATED TO PRIVACY AND OUR BUSINESS PRACTICES

    We are a defendant in several pending lawsuits alleging, among other things, that we unlawfully obtain and use Internet users' personal information, and that our use of cookies violates various federal and state laws. We are the subject of an inquiry involving the attorneys general of several states relating to our practices in the collection, maintenance and use of information about, and our disclosure of these information practices to, Internet users. We may in the future receive additional regulatory inquiries and we intend to cooperate fully. Class action litigation and regulatory inquiries of these types are often expensive and time consuming and their outcome is uncertain.

    We cannot quantify the amount of monetary or human resources that we will be required to use to defend ourselves in these proceedings. We may need to spend significant amounts on our legal defense, senior management may be required to divert their attention from other portions of our business, new product launches may be deferred or canceled as a result of these proceedings, and we may be required to make changes to our present and planned products or services, any of which could materially and adversely affect our business, financial condition and results of operations. If, as a result of any of these proceedings, a judgment is rendered or a decree is entered against us, it may materially and adversely affect our business, financial condition and results of operations.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM ADVERTISEMENTS WE DELIVER TO WEB SITES, AND A DECREASE IN TRAFFIC LEVELS COULD HARM OUR BUSINESS

    We derive a large portion of our revenue from advertisements we deliver to Web sites on our DoubleClick networks and from the technology and services we provide to Web publishers, advertisers and agencies. We expect that our DoubleClick networks and our technology services will continue to account for a significant portion of our revenue for the foreseeable future. Our contracts with our customers are generally short-term. We cannot assure you that our customers will remain associated with our DoubleClick networks or continue to use our technology and other services, that the Web sites of our customers will maintain consistent or increasing levels of traffic over time, that the number of ad units on our customers' Web sites will not diminish over time, or that we will be able to replace in a timely or effective manner any departing customer with new customers with comparable traffic patterns, mix of ad impressions, or user demographics. Our failure to successfully market our products and develop and sustain long-term relationships with our customers, the loss of one or more customers that account for a significant portion of our revenue, the failure of our customers' Web sites to maintain consistent or increasing levels of traffic or number of ad units, or the failure to keep pace with the introduction of new technological developments would materially and adversely affect our business, results of operations and financial condition.

OUR ADVERTISING CUSTOMERS AND THE COMPANIES WITH WHICH HE HAVE OTHER BUSINESS RELATIONSHIPS MAY EXPERIENCE ADVERSE BUSINESS CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS

    Some of our customers may experience difficulty in supporting their current operations and implementing their business plans. These customers may reduce their spending on our products and services, or may not be able to discharge their payment and other obligations to us. The non-payment or late payment of amounts due to us from a significant customer would negatively impact our financial condition. These circumstances are influenced by general economic and industry conditions, and could have a material adverse impact on our business, financial condition and results of operations. In addition to intense competition, the overall market for Internet advertising has been characterized in recent quarters by increasing softness of demand, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from advertisers, and the reduction of Internet advertising budgets, especially by Internet-related companies. Our customers that are Internet-related companies may experience difficulty raising capital, or may be anticipating such difficulties, and therefore elect to scale back the resources they devote to advertising, including on our system. Other companies in the Internet industry have depleted their available capital, and could cease operations or file for bankruptcy protection. If the current environment for Internet advertising does not improve, our business, results of operations and financial condition could be materially adversely affected.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF FUTURE OPERATING PERFORMANCE

    Our revenue and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

     advertiser, Web publisher and direct marketer acceptance and demand for our solutions;

     Internet user traffic levels;

     number and size of ad units per page on our customers' Web sites;

     changes in fees paid by advertisers;

     changes in service fees payable by us to Web publishers in our networks;

     the introduction of new Internet advertising products or services by us or our competitors;

     variations in the levels of capital or operating expenditures and other costs relating to the expansion of our operations; and

     general industry and economic conditions.

    For the foreseeable future, our revenue from DoubleClick TechSolutions and DoubleClick Media will also remain dependent on user traffic levels and advertising activity on our DoubleClick networks. This future revenue is difficult to forecast. Our operating expenses will include upgrading and enhancing our DART technology, expanding our product and service offerings, marketing and supporting our solutions and supporting our sales and marketing operations. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, or if our expenses exceed revenue, then our business, results of operations and financial condition could be materially and adversely affected. These results would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

    As a result, we believe that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on past periods as indicators of future performance.

RAPID CHANGES IN OUR BUSINESS COULD STRAIN OUR MANAGERIAL, OPERATIONAL, FINANCIAL AND INFORMATION SYSTEM RESOURCES

    In recent years, we have experienced significant growth and other changes that have placed considerable demands on our managerial, operational and financial resources. We continue to increase the scope of our product and service offerings both domestically and internationally, and to deploy our resources in accordance with changing business conditions and opportunities. To continue to successfully implement our business plan in our rapidly evolving industry requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to train and manage our workforce. We cannot assure you that management will be effective in attracting and retaining additional qualified personnel, integrating acquired businesses, or otherwise responding to new business conditions. As of December 31, 1999, we had a total of 1,386 employees and, as of December 31, 2000, we had a total of 1,929 employees. We also cannot assure you that our information systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan. Our future performance may also depend on our effective integration of acquired businesses. Even if successful, this integration may take a significant period of time and expense, and may place a significant strain on our resources. Our inability to effectively respond to changing business conditions could materially and adversely affect our business, financial condition and results of operations.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS MODEL

    A significant part of our business model is to generate revenue by providing digital marketing solutions to advertisers, ad agencies and Web publishers. The profit potential for this business model is unproven. To be successful, digital marketing will need to achieve broad acceptance by advertisers, ad agencies and Web publishers. Our ability to generate significant revenue from our customers will depend, in part, on our ability to contract with Web publishers that have Web sites with adequate available ad space inventory, and with advertisers that have continuing plans for Internet advertising. Further, the Web sites in our networks must generate sufficient user traffic with demographic characteristics attractive to our advertisers. We are affected by general industry conditions governing the supply and demand of Internet advertising. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

    Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. In addition, since online direct marketing is emerging as a new and distinct business apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of these clients.

    Acceptance of our new solutions will depend on the continued development of Internet commerce, communication and advertising, and demand for our solutions. We cannot assure you that there will be a demand for our new solutions or that any demand would be sustainable.

DISRUPTION OF OUR SERVICES DUE TO UNANTICIPATED PROBLEMS OR FAILURES COULD HARM OUR BUSINESS

    Our DART technology resides in our data centers in New York City, New Jersey, Virginia, California and Colorado, and in Europe, Asia and Latin America. Continuing and uninterrupted performance of our technology is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies and Web publishers and result in contract terminations, fee rebates and makegoods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

    Our operations are dependent on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in our solutions could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our solutions. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

COMPETITION IN INTERNET ADVERTISING, DIRECT MARKETING AND RELATED PRODUCTS AND SERVICES IS INTENSE AND LIKELY TO INCREASE IN THE FUTURE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    The market for digital marketing products and services is very competitive. We expect this competition to continue to increase because there are low barriers to entry. Competition may also increase as a result of industry consolidation.

    We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

     the timing and acceptance of new solutions and enhancements to existing solutions developed either by us or our competitors;

     customer service and support efforts;

     our ability to adapt and scale our technology, and develop and introduce new technologies, as customer needs change and grow;

     sales and marketing efforts;

     the features, ease of use, performance, price and reliability of solutions developed either by us or our competitors; and

     the relative impact of general economic and industry conditions on either us or our competitors.

    We compete directly or indirectly with companies in the following categories:

     large Web publishers, Web portals and Internet advertising networks that offer advertising inventory;

     providers of software and service bureau ad delivery solutions for Web publishers and advertisers;

     email services companies, ISPs and other companies that enter the email services business;

     direct mail and email list providers, and providers of information products and marketing research services to the direct marketing industry;

     Web ratings companies, advertisement performance measurement companies, providers of Web advertising management, online research and consulting services and providers of syndicated market research in traditional publishing; and others, such as providers of customer relationship management services, content aggregation companies, companies engaged in advertising sales networks, advertising agencies and other companies that facilitate digital marketing.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. These factors may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers, direct marketers and Web publishers. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertising, ad agency and Web publisher customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, results of operations or financial condition.

WE MAY NOT COMPETE SUCCESSFULLY WITH TRADITIONAL ADVERTISING MEDIA FOR ADVERTISING DOLLARS

    Companies doing business on the Internet, including ours, must also compete with television, radio, cable and print (traditional advertising media) for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium. In addition, in response to adverse economic or business conditions, many advertisers reduce their advertising and marketing spending. These circumstances would increase the competition we face to sell our products and services, and could materially and adversely affect our business, results of operations or financial condition.

OUR REVENUE IS SUBJECT TO SEASONAL AND CYCLICAL FLUCTUATIONS

    We believe that our business is subject to seasonal fluctuations. Advertisers generally place fewer advertisements during the first and third calendar quarters of each year, which directly affects our DoubleClick Media and DoubleClick TechSolutions businesses, and the direct marketing industry generally mails substantially more marketing materials in the third calendar quarter, which directly affects our DoubleClick Data business. Further, Internet user traffic typically drops during the summer months, which reduces the amount of advertising to sell and deliver. Expenditures by advertisers and direct marketers also tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue has in the past and may in the future be materially and adversely affected by a decline in the economic prospects of our customers or in the economy in general, which could alter our current or prospective customers' spending priorities or budget cycles or change our sales cycle.

    Due to the risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

WE MAY NOT BE ABLE SUCCESSFULLY TO MAKE ACQUISITIONS OF OR INVESTMENTS IN OTHER COMPANIES

    We may acquire or make investments in other complementary businesses, products, services or technologies. From time to time we have had discussions with other companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify other suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make other acquisitions or investments on commercially acceptable terms, if at all. Even if we agree to buy a company, we cannot assure you that we will be successful in consummating the purchase. Reasons for failing to consummate a purchase could include our refusal to increase the agreed upon purchase price to match an offer made by a subsequent competing bidder. If we buy a company, we could have difficulty in integrating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we acquire different types of businesses, we could have difficulty in integrating the acquired products, services, technologies or personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to accounting requirements such as amortization of goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

WE MUST MANAGE THE INTEGRATION OF ACQUIRED COMPANIES SUCCESSFULLY IN ORDER TO ACHIEVE DESIRED RESULTS

    As a part of our business strategy, we expect to enter into a number of business combinations and acquisitions. Achieving the benefits of acquisition transactions, including our recent acquisition of @plan, depends on the successful execution of post-acquisition events including:

     integrating operations and personnel;

     offering the existing products and services of each company to the other company's customers; and

     developing new products and services that utilize the assets of both companies.

    In addition, acquisitions are accompanied by a number of risks, including:

     the difficulty of assimilating the operations and personnel of the acquired companies;

     the potential disruption of the ongoing businesses and distraction of our management and management of the acquired company;

     the difficulty of incorporating acquired technology and rights into our products and services;

     unanticipated expenses related to technology integration;

     difficulties in maintaining uniform standards, controls, procedures and policies;

     the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     potential unknown liabilities associated with acquired businesses.

    We may not succeed in addressing these risks or any other problems encountered in connection with business combinations and acquisitions. Our failure to do so could have a material adverse effect on our business, financial condition and operating results and could result in the loss of key personnel. In addition, the attention and effort devoted to integration will significantly divert management's attention from other important issues, and could seriously harm our business.

IF WE FAIL TO SUCCESSFULLY CROSS-MARKET OUR PRODUCTS TO CUSTOMERS OF BUSINESSES WE ACQUIRE, OR TO DEVELOP MEW PRODUCTS TO SERVE THOSE AND OUR EXISTING CUSTOMERS, WE MAY NOT INCREASE OUR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES

    We offer to our collective customers the respective products and services historically offered by DoubleClick and companies we have acquired. We cannot assure you that any company's customers will have any interest in the other companies' products and services. The failure of our cross-marketing efforts may diminish the benefits we realize from these acquisitions. In addition, we intend to develop new products and services that combine the knowledge and resources of our company and the businesses we acquire. We cannot assure you that these products or services will be developed or, if developed, will be successful or that we can successfully integrate or realize the anticipated benefits of these acquisitions. As a result, we may not be able to increase or maintain our customer base. We cannot assure you that we will be able to overcome the obstacles in developing new products and services, or that there will be a demand for the new products or services developed by us after the acquisitions. An inability to overcome these obstacles or a failure of demand to develop could materially and adversely affect our business, financial condition and results of operations or could result in loss of key personnel.

WE ARE DEPENDENT ON KEY PERSONNEL AND ON EMPLOYEE RETENTION AND RECRUITING FOR OUR FUTURE SUCCESS

    Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel. We do not have employment agreements with most of these executives. The loss of the services of one or more of our key employees could materially and adversely affect our business, results of operations and financial condition. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees. There is significant competition for qualified employees in our industry. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR DAMAGES

    Our success and ability to effectively compete are substantially dependent on the protection of our proprietary technologies and our trademarks, which we protect through a combination of patent, trademark, copyright, trade secret, unfair competition and contract law. Despite our diligent efforts, we cannot assure you that any of our proprietary rights will be viable or of value in the future.

    In September 1999, the U.S. Patent and Trademark Office issued to us a patent that covers our DART technology. We own other patents, and have patent applications pending, for our technology. We cannot assure you that patents applied for will be issued or that patents issued or acquired by us now or in the future will be valid and enforceable, or provide us with meaningful protection.

    We also have rights in the trademarks that we use to market our solutions. These trademarks include DOUBLECLICK'r', DART'r', DARTMAIL'TM' and ABACUS'r'. We have applied to register our trademarks in the United States and internationally. We have received registrations for the marks DOUBLECLICK, DART and ABACUS and have applied for registration of others. We cannot assure you that any of our current or future trademark applications will be approved. Even if they are approved, these trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own these trademarks, our use of these trademarks will be restricted unless we enter into arrangements with these parties which may be unavailable on commercially reasonable terms, if at all. In addition, we have licensed, and may license in the future, our trademarks, trade dress and similar proprietary rights to third parties. While we endeavor to ensure that the quality of our brands are maintained by our licensees, our licensees may take actions that could materially and adversely affect the value of our proprietary rights and reputation.

    In order to secure and protect our proprietary rights, we generally enter into confidentiality, proprietary rights and license agreements, as appropriate, with our employees, consultants and business partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, we cannot be certain that the steps we take to prevent unauthorized use of our proprietary rights are sufficient to prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. In addition, we cannot assure you that we will be able to adequately enforce the contractual arrangements which we have entered into to protect our proprietary technologies.

    Furthermore, third parties may assert infringement claims against us, which could adversely affect the value of our proprietary rights and our reputation. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our customers. In particular, we do not conduct exhaustive patent searches to determine whether our technology infringes patents held by others. In addition, technology development in Internet-related industries is inherently uncertain due to the rapidly evolving technological environment. As such, there may be numerous patent applications pending, many of which are confidential when filed, that provide for technologies similar to ours.

    Third party infringement claims and any resultant litigation, should it occur, could subject us to significant liability for damages or restrict us from using our intellectual property. Even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into royalty, licensing or other similar agreements with the third parties asserting these claims. Such agreements, if required, may be unavailable on terms acceptable to us, or at all. If a successful claim of infringement is brought against us and we fail to develop non-infringing technology or to license the infringed or similar technology on a timely basis, it could materially adversely affect our business, financial condition and results of operations.

OUR RIGHT TO KEEP AND USE INFORMATION COLLECTED IN OUR DATABASES MAY BE CHALLENGED IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

    We collect and compile information in databases for the product offerings of all our businesses. Individuals have claimed, and may claim in the future, that our collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, we cannot assure you that our ability to do so will remain lawful, that any trade secret, copyright or other intellectual property protection will be available for our databases, or that statutory protection that is or becomes available for databases will enhance our rights. In addition, others may claim rights to the information in our databases. Further, pursuant to our contracts with Web publishers using our solutions, we are obligated to keep certain information regarding each Web publisher confidential and, therefore, may be restricted from further using that information in our businesses.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS OR WE WILL NOT BE COMPETITIVE

    The digital marketing business is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions and services to address our customers' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions and services. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors. Our failure to successfully design, develop, test and introduce new services, or the failure of our recently introduced services to achieve acceptance, could prevent us from maintaining existing client relationships, gaining new clients or expanding our business and could materially and adversely affect our business, financial condition and results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL SUCCESSFULLY TO MANAGE OUR INTERNATIONAL OPERATIONS AND SALES AND MARKETING EFFORTS

    We have operations in a number of countries. We have limited experience in developing localized versions of our solutions and in marketing, selling and distributing our solutions internationally. We sell our products and services through our directly and indirectly owned subsidiaries in Australia, the Benelux countries, Brazil, Canada, France, Germany, Spain, Ireland, Italy, Scandinavia and the United Kingdom. We also operate our media business through business partners in Japan and Asia (Hong Kong, Taiwan, Korea, China and Singapore) and generally operate our technology business through our directly or indirectly owned subsidiaries in these jurisdictions. A great deal of our success in these markets is directly dependent on the success of our business partners and their dedication of sufficient resources to our relationship.

    Our international operations are subject to other inherent risks, including:

     the high cost of maintaining international operations;

     uncertain demand for our products and services;

     the impact of recessions in economies outside the United States;

     changes in regulatory requirements;

     more restrictive privacy regulation;

     reduced protection for intellectual property rights in some countries;

     potentially adverse tax consequences;

     difficulties and costs of staffing and managing foreign operations;

     political and economic instability;

     fluctuations in currency exchange rates; and

     seasonal fluctuations in Internet usage.

These risks may have a material and adverse impact on the business, results of operations and financial condition of our operations in a particular country, and could result in a decision by us to reduce or discontinue operations in that country. The combined impact of these risks in each country may also materially and adversely affect the business, results of operations and financial condition of DoubleClick as a whole.

WE HAVE INCURRED SIGNIFICANT DEBT OBLIGATIONS WHICH COULD HARM OUR BUSINESS

    We incurred $250 million of indebtedness in March 1999 from the sale of our 4.75% Convertible Subordinated Notes due 2006. Our ratio of long-term debt to total equity was approximately 32.5% as of December 31, 2000. As a result of the sale of the notes, we have substantially increased our principal and interest obligations. The degree to which we are leveraged could materially and adversely affect our ability to obtain additional financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF OUR COMPANY

    Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

     discourage potential acquisition proposals;

     delay or prevent a change in control;

     impede the ability of our stockholders to change the composition of our board of directors in any one year; or

     limit the price that investors might be willing to pay in the future for shares of our common stock.

OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS

    The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above their purchase price.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES

    In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

    As of December 31, 2000, we had 123,567,886 shares of common stock outstanding, excluding 22,246,248 shares subject to options outstanding as of such date under our stock option plans that are exercisable at prices ranging from $0.03 to $124.56 per share. Additionally, certain holders of our common stock have registration rights with respect to their shares. We intend to file one or more registration statements in compliance with these registration rights. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares included in such registration statements, issued upon the exercise of stock options or issued upon the conversion of our convertible subordinated notes), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

                         RISKS RELATED TO OUR INDUSTRY

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF DEMAND FOR INTERNET ADVERTISING FAILS TO GROW AS PREDICTED OR DIMINISHES

    Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising industry is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and acceptance for Internet advertising solutions is uncertain. Many of our current or potential advertising customers have limited experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. These customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. In addition, some of our current and potential Web publisher customers have little experience in generating revenue from the sale of advertising space on their Web sites. We cannot assure you that current or potential advertising customers will continue to allocate a portion of their advertising budget to Internet advertising or that the demand for Internet advertising will continue to develop to sufficiently support Internet advertising as a significant advertising medium. If the demand for Internet advertising decreases or develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

    There are currently no generally accepted standards or tools for the measurement of the effectiveness of Internet advertising or the planning of advertising purchases, and generally accepted standard measurements and tools may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept ours or third-party's measurements of advertisement delivery results, or the market research information that we provide. Our customers may not accept any errors in such measurements. In addition, the accuracy of database information used to target advertisements is essential to the effectiveness of Internet advertising that may be developed in the future. The information in our database, like any database, may contain inaccuracies which our customers may not accept.

    A significant portion of our revenue is derived from the delivery of advertisements placed on Web sites which are designed to contain the features and measuring capabilities requested by advertisers. If advertisers determine that those ads are ineffective or unattractive as an advertising medium or if we are unable to deliver the features or measuring capabilities requested by advertisers, the long-term growth of our online advertising business could be limited and our revenue levels could decline. There are also 'filter' software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially and adversely affected by Web users' widespread adoption of this software.

CHANGES IN GOVERNMENT REGULATION COULD DECREASE OUR REVENUE AND INCREASE OUR
COSTS

    Laws applicable to Internet communications, e-commerce, digital advertising, data protection and direct marketing are becoming more prevalent. Any legislation enacted or regulation issued could dampen the growth and acceptance of the digital marketing industry in general and of our offerings in particular. Existing and proposed legislation in the United States, Europe (following the directive of the European Union), Canada, and Japan may impose limits on our collection and use of certain kinds of information about individuals, whether collected offline or online. Various U.S. state and foreign governments may also attempt to regulate our transmissions or levy sales or other taxes relating to our activities.

    Moreover, the laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, data protection, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

    Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to our businesses.

CHANGES IN LAWS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS

    New limitations on the collection and use of information relating to Internet users are currently being considered by legislatures and regulatory agencies in the United States and internationally.

We are unable to predict whether any particular proposal will pass, or the nature of the limitations in those proposals that do pass. Since many of the proposals are in their development stage, we cannot yet determine the impact these may have on our business. In addition, it is possible that changes to existing law, including new interpretations of existing law, could have a material and adverse impact on our business, financial condition and results of operations.

    The following are examples of proposals currently being considered in the United States and internationally:

     Legislation has been proposed in some jurisdictions to regulate the use of cookie technology. Our technology uses cookies for ad targeting and reporting, among other things, and we may be required to change our technology in order to comply with the new laws. It is possible that the changes required for compliance are commercially unfeasible, or that we are simply unable to comply and therefore may be required to discontinue the relevant business practice.

     Data protection officials in certain European countries have voiced the opinion that an IP address is personally-identifiable information. In those countries in which this opinion prevails, the applicable national data protection law could be interpreted to subject us to a more restrictive regulatory regime. Although we believe our current policies and procedures would meet these more restrictive standards, we cannot assure you that the applicable authorities would make the same determination. The cost of such compliance could be material, and we may not be able to comply with the applicable national regulations in a timely or cost-effective manner.

     Legislation has been proposed to prohibit the sending of 'unsolicited commercial email' or 'spam.' We have a consent-based email delivery and list services business that we believe should not, as a matter of policy, be affected by this kind of legislation. However, it is possible that legislation will be passed that requires us to change our current practices, or subject us to increased possibility of legal liability for our practices.

     Legislation is under consideration that would regulate the practice of online preference marketing, as practiced by DoubleClick and other Network Advertising Initiative member companies. Such legislation, if passed, could require DoubleClick to change or discontinue its plans for online preference marketing services. The changes we are required to make could diminish the market acceptance of our offerings.

     The Federal Trade Commission is currently reviewing the need to regulate the manner in which offline information about consumers is collected and used by businesses. The value of the Abacus Alliance database, and the future viability of the DoubleClick Data business, could be adversely affected by legislation or regulation that limits the manner in which offline information about consumers is collected and used.

These and other circumstances leading to changes in the existing law could have a material and adverse impact on our business, financial condition and results of operations.

    In addition, we are a member of the Network Advertising Initiative and the Direct Marketing Association, both industry self-regulatory organizations. Although our compliance with the these self-regulatory principles to date has not had a material adverse effect on us, we cannot assure you that these organizations will not adopt additional, more burdensome guidelines, which could materially and adversely affect our business, financial condition and results of operations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY PRODUCTS OFFERED BY THIRD PARTIES

    Our business may be adversely affected by the adoption by computer users of technologies that harm the performance of our products and services. For example, computer users may use software designed to filter or prevent the delivery of Internet advertising, or Internet browsers set to block the use of cookies. We cannot assure you that the number of computer users who employ these or other similar technologies will not increase, thereby diminishing the efficacy of our products and services. In the case that one or more of these technologies are widely adopted, our business, financial condition and results of operations could be materially and adversely affected.

OUR BUSINESS MAY SUFFER IF THE WEB INFRASTRUCTURE US UNABLE TO EFFECTIVELY SUPPORT THE GROWTH IN DEMAND PLACED ON IT

    Our success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services and improved content. We cannot assure you that the Web infrastructure will continue to effectively support the demands placed on it as the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly. Furthermore, the Web has experienced a variety of outages and other delays due to damage to portions of its infrastructure. These outages and delays could impact the Web sites of Web publishers using our solutions and the level of user traffic on Web sites on our DoubleClick networks.

DOUBLECLICK DATA IS DEPENDENT ON THE SUCCESS OF THE DIRECT MARKETING INDUSTRY FOR ITS FUTURE SUCCESS

    The future success of DoubleClick Data is dependent in large part on the continued demand for our services from the direct marketing industry, including the catalog industry, as well as the continued willingness of catalog operators to contribute their data to us. Most of our Abacus clients are large consumer merchandise catalog operators in the United States. A significant downturn in the direct marketing industry generally, including the catalog industry, or withdrawal by a substantial number of catalog operators from the Abacus Alliance, would have a material adverse effect on our business, financial condition and results of operations. Many industry experts predict that electronic commerce, including the purchase of merchandise and the exchange of information via the Internet or other media, will increase significantly in the future. To the extent this increase occurs, companies that now rely on catalogs or other direct marketing avenues to market their products may reallocate resources toward these new direct marketing channels and away from catalog-related marketing or other direct marketing avenues, which could adversely affect demand for some DoubleClick Data services. In addition, the effectiveness of direct mail as a marketing tool may decrease as a result of consumer saturation and increased consumer resistance to direct mail in general.

INCREASES IN POSTAL RATES AND PAPER PRICES COULD HARM DOUBLECLICK DATA

    The direct marketing activities of our Abacus Alliance clients are adversely affected by postal rate increases, especially increases that are imposed without sufficient advance notice to allow adjustments to be made to marketing budgets. Higher postal rates may result in fewer mailings of direct marketing materials, with a corresponding decline in the need for some of the direct marketing services offered by us. Increased postal rates can also lead to pressure from our clients to reduce our prices for our services in order to offset any postal rate increase. Higher paper prices may also cause catalog companies to conduct fewer or smaller mailings which could cause a corresponding decline in the need for our services. Our clients may aggressively seek price reductions for our services to offset any increased materials cost. Any of these occurrences could materially and adversely affect the business, financial condition and results of operations of our Abacus business.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections on 'DoubleClick Inc.' and 'Risk Factors.'

    In some cases, you can identify forward-looking statements by terms such as 'may,' 'will,' 'should,' 'could,' 'would,' 'expects,' 'plans,' 'anticipates,' 'believes,' 'estimates,' 'projects,' 'predicts,' 'potential' or 'continue' or the negative of those forms or other comparable terms. Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions 'DoubleClick Inc.' and 'Risk Factors.' Because of these uncertainties, you should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We will issue our common stock that we are offering in this prospectus only in exchange for or upon redemption of the exchangeable shares of Thunderball Acquisition II Inc., our indirect non wholly-owned subsidiary, and we will receive no net cash proceeds from that issuance. We will receive no proceeds from resales of our common stock by shareholders of FloNetwork Inc.

                            THE EXCHANGEABLE SHARES

    The rights of the holders of the exchangeable shares of Thunderball Acquisition II, including exchange rights, are described in the Plan of Arrangement involving DoubleClick, Thunderball Acquisition I Inc., Thunderball Acquisition II Inc. and FloNetwork, which will be filed with the Ontario Superior Court of Justice pursuant to Section 182 of the Business Corporations Act, R.S.O. 1990, c.B-16, as amended.

                              PLAN OF DISTRIBUTION

    We will issue up to 2,500,000 shares of our common stock covered by this prospectus only in exchange for or upon redemption of the exchangeable shares of Thunderball Acquistion II Inc. The exchangeable shares are to be issued by Thunderball Acquisition II Inc. in connection with our pending acquisition of FloNetwork Inc. No broker, dealer or underwriter has been engaged in connection with the exchange or redemption.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You many obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C.

                           INCORPORATION BY REFERENCE

    This prospectus is part of a registration statement (Registration No.   ) we
filed with the SEC. The SEC permits us to 'incorporate by reference' the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

    1. Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2000.

    2. The description of our common stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act on December 1, 1998, including any amendment or reports filed for the purpose of updating such description.

    3. Our Current Report on Form 8-K, filed with the SEC on March 22, 2001.

    If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Elizabeth Wang, Esq., Vice President and General Counsel, DoubleClick Inc., 450 West 33rd Street, New York, New York 10001, (212) 683-0001.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The audited financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, except as they relate to NetGravity, Inc. for the year ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to NetGravity, Inc. for the year ended December 31, 1998, have been audited by KPMG LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

____________________________________        ____________________________________

    We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                              -------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
DoubleClick Inc. ...........................................    2
Risk Factors................................................    4
Information Regarding Forward-Looking Statements............   17
Use of Proceeds.............................................   18
The Exchangeable Shares.....................................   18
Plan of Distribution........................................   18
Where You Can Find More Information.........................   18
Incorporation by Reference..................................   18
Legal Matters...............................................   19
Experts.....................................................   19

                               [DoubleClick Logo]

                                2,500,000 Shares
                                of Common Stock

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 April   , 2001

____________________________________        ____________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses to be incurred by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee. All the expenses of this offering will be borne by us:

SEC Registration Fee.                                         $ 6,462.50
Legal Fees and Expenses.....................................   10,000.00
Accounting Fees and Expenses................................    5,000.00
Printing Fees...............................................   20,000.00
Miscellaneous...............................................    8,537.50
                                                              ----------
    Total...................................................  $50,000.00
                                                              ----------
                                                              ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Certificate of Incorporation (the 'Certificate') provides that, except to the extent prohibited by the Delaware General Corporation Law (the 'DGCL'), our directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. We have obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's certificate of incorporation or by-laws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provide, as do our by-laws, that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or the director or officer of any predecessor corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 16. EXHIBITS

    The following is a list of Exhibits filed as part of the Registration
Statement:

EXHIBIT
NUMBER                                DESCRIPTION
------                                -----------
  4           Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of Registrant's Registration Statement on
              Form S-1 (Registration Statement 333-42323)).
  5*          Opinion of Brobeck, Phleger & Harrison LLP.
 23.1         Consent of Brobeck, Phleger & Harrison, included in
              Exhibit 5.
 23.2         Consent of PricewaterhouseCoopers LLP.
 23.3         Consent of KPMG LLP.
 24           Power of Attorney, included in signature page.
 99.1*        Exchangeable Share Provisions

---------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (c) The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 5th day of April, 2001.

                                          DOUBLECLICK INC.

                                          By:          /S/ KEVIN P. RYAN
                                              ..................................
                                                       Kevin P. Ryan,
                                                 Chief Executive Officer and
                                                           Director

                               POWER OF ATTORNEY

   We, the undersigned directors and/or officers of DoubleClick Inc. (the 'Company'), hereby severally constitute and appoint Kevin P. Ryan, Chief Executive Officer, and Stephen R. Collins, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 5, 2001:

                SIGNATURE                                            TITLE(S)
                ---------                                            --------
          /S/ KEVIN J. O'CONNOR             Chairman of the Board of Directors
 .........................................
            KEVIN J. O'CONNOR

            /S/ KEVIN P. RYAN               Chief Executive Officer and Director
 .........................................
              KEVIN P. RYAN

          /S/ STEPHEN R. COLLINS            Chief Financial Officer (Principal Financial Officer)
 .........................................
            STEPHEN R. COLLINS

          /S/ DWIGHT A. MERRIMAN            Director
 .........................................
            DWIGHT A. MERRIMAN

           /S/ DAVID N. STROHM              Director
 .........................................
             DAVID N. STROHM

           /S/ MARK E. NUNNELLY             Director
 .........................................
             MARK E. NUNNELLY

           /S/ W. GRANT GREGORY             Director
 .........................................
             W. GRANT GREGORY

             /S/ DON PEPPERS                Director
 .........................................
               DON PEPPERS

           /S/ THOMAS S. MURPHY             Director
 .........................................
             THOMAS S. MURPHY

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
   4    -- Specimen Common Stock Certificate (Incorporated by
           reference to Exhibit 4.1 of Registrant's Registration
           Statement on Form S-1 (Registration Statement 333-42323)).
   5*   -- Opinion of Brobeck, Phleger & Harrison LLP.
  23.1  -- Consent of Brobeck, Phleger & Harrison, included in
           Exhibit 5.
  23.2  -- Consent of PricewaterhouseCoopers LLP.
  23.3  -- Consent of KPMG LLP.
  24    -- Power of Attorney, included in signature page.
  99.1* -- Exchangeable Share Provisions

---------

* To be filed by amendment.


                            STATEMENT OF DIFFERENCES
                            ------------------------
The trademark symbol shall be expressed as............................... 'TM'
The registered trademark symbol shall be expressed as.................... 'r'